Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description summarizes the material provisions of the shares of beneficial interests of NexPoint Diversified Real Estate Trust (the “Company”, “we”, “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description is not complete and is subject to, and is qualified in its entirety by reference to, our restated certificate of trust, agreement and declaration of trust (the “Declaration”), statement of preferences (the “Statement of Preferences” and, together with the Declaration, the “Governing Instrument”) designating the 5.50% Series A Cumulative Preferred Shares (the “Series A Preferred Shares”) and bylaws (together with the Governing Instrument, the “Governing Documents”) and applicable provisions of Delaware law, including the Delaware Statutory Trust Act (the “DSTA”).
Authorized Beneficial Interests
The Company is authorized to issue an unlimited number of its shares of beneficial interest, or capital shares, in multiple classes and series thereof as determined from time to time by the Board of Trustees (the “Board”). The Company’s authorized shares of beneficial interest consist of an unlimited number of its common shares, par value par value $0.001 per share, and an unlimited number of its preferred shares, par value $.001 per share. The Board has designated a series of up to 4,800,000 preferred shares, par value $0.001 per share, liquidation preference $25.00 per share (the “Liquidation Preference”), as the Series A Preferred Shares. As of December 31, 2022, there were 37,171,807 common shares and 3,359,593 Series A Preferred Shares issued and outstanding. All the outstanding common shares and Series A Preferred Shares are fully paid and nonassessable.
Subject to the terms of the Statement of Preferences, the Board, in its discretion, may from time to time without vote of the shareholders issue shares of beneficial interest, including any preferred shares, in addition to the then issued and outstanding shares of beneficial interest and shares of beneficial interest held in the treasury. The Board may also authorize and issue such other securities of the Company as it determines to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Board sees fit, including multiple classes of common shares, preferred interests, debt securities or other senior securities. To the extent the Board authorizes and issues additional shares of beneficial interest of any class or series, the Board is authorized, without shareholder approval, subject to the terms of the Statement of Preferences, to amend or supplement the Declaration as it deems necessary or appropriate. Issuances and redemptions of shares of beneficial interest may be made in whole shares of beneficial interest and/or l/l,000ths of a share of beneficial interest or multiples thereof as the Board may determine. Except as otherwise provided by a majority of the Board, the Company’s shares of beneficial interest are not redeemable by the holders. The Declaration provides that no shareholder of the Company will be subject in such capacity to any personal liability whatsoever to any person in connection with Company property or the acts, obligations or affairs of the Company, and that the shareholders of the Company will have the limitation of personal liability provided under the DSTA.
The Declaration provides that shareholders will have no power to vote on any matter except matters on which a vote of shareholders is required by the Declaration or by resolution of the Board. The Declaration expressly provides that no matter for which voting is required by the DSTA in the absence of the contrary provision in the Declaration will require any vote. Except as otherwise provided in the Declaration, any matter required to be submitted to shareholders and affecting one or more classes or series of shares of beneficial interest will require approval by the required vote of all the affected classes and series of shares of beneficial interest voting together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class or series of shares of beneficial interest is provided for by resolution of the Board, such requirement as to a separate vote by that class or series of shares of beneficial interest will apply in addition to a vote of all the affected classes and series voting together as a single class. Subject to the Statement of Preferences, shareholders of a particular class or series of shares of beneficial interest will not be entitled to vote on any matter that affects only one or more other classes or series of shares of beneficial interest.
Common Shares
Dividends
Subject to the preferential rights, if any, of holders of any other class or series of our shares of beneficial interest and to the provisions of the Declaration relating to the restrictions on ownership and transfer of our shares of beneficial interest, the holders of our common shares are entitled to receive dividends and other distributions on such common shares when, as and if authorized by the Board and declared by us out of assets legally available for distribution to our shareholders. In addition, subject to the preferential rights, if any, of holders of any other class or series of the our shares of beneficial interest, the holders of our common shares will be entitled to share ratably in the Company’s property legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for payment all liabilities and upon receipt of such releases, indemnities and refunding agreements, as the Board deems necessary for protection of the trustees.
Voting
Subject to the provisions of our Declaration regarding restrictions on ownership and transfer of our shares of beneficial interest and except as may be otherwise specified in the terms of any class or series of our common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of trustees. Our Governing Instrument provides that the holders of preferred shares, including the Series A Preferred Shares, are entitled to vote on matters submitted to a vote of the common shares, voting together as a single class.
The Statement of Preferences provides that, except the Preferred Shares Trustees (defined below), the holders of the outstanding capital shares of the Company, voting as a single class, will elect the trustees. There is no cumulative voting in the election of trustees. Consequently, other than the Preferred Shares Trustees, the holders of a majority of the outstanding capital shares can elect all of the trustees then standing for election, and the holders of the remaining capital shares will not be able to elect any trustees. Trustees will be elected by a plurality of all of the votes cast in the election of trustees.
With respect to matters other than the election of trustees, (i) the affirmative vote of a majority of our shares of beneficial interest present in person or represented by proxy and entitled to vote thereon, at a meeting where the holders of a majority of our shares of beneficial interest entitled to vote on the matter are present in person or represented by proxy (a “Quorum”), will be the act of the shareholders with respect to such matters, and (ii) where a separate vote of one or more classes or series of shares of beneficial interest is required on any matter, the affirmative vote of a majority of the shares of beneficial interest of such class or series present in person or represented by proxy at a meeting where a Quorum is present will be the act of the shareholders of such class or series with respect to such matter, in each case subject to any provisions of the Declaration or a resolution of the Board specifying a greater or lesser requirement with respect to the vote or Quorum (the “Voting Requirement”).
Under the DSTA, an agreement of merger or consolidation must be approved by all of the trustees and beneficial owners of the Company, unless otherwise provided in the Company’s governing instrument. In addition, a conversion into another business entity must be approved by all of the trustees and beneficial owners of the Company, except that if the Company’s governing instrument specifies a different manner of authorization with respect to approving such conversion or, if it does not so specify, does not prohibit such conversion and specifies a manner of authorization with respect to an agreement of merger or consolidation, that manner of authorization will be required. The DSTA further provides that the governing instrument of a statutory trust may be amended with the approval of all of the beneficial owners and trustees or as otherwise permitted by law, unless otherwise provided in the governing instrument of the statutory trust. In addition, under the DSTA, a statutory trust may not be terminated or revoked except in accordance with the governing instrument of the statutory trust and, except to the extent otherwise provided in the certificate of trust or in the governing instrument, the certificate of trust may be amended by the trustees.
The Declaration provides that a merger or consolidation requires approval by two-thirds of the trustees without a requirement for approval by our shareholders, except that any merger or consolidation in which the Company is not the surviving entity requires approval of 75% of the holders of shares of beneficial interest of each affected class or series outstanding, voting as separate classes or series, unless such amendment has been approved by 80% of the trustees, in which case the Voting Requirement will apply (such voting exception and alternative, subject to the terms of the Statement of Preferences, the “Required Voting Alternatives”). The Declaration provides that the Company may be dissolved with approval of 80% of the trustees without a requirement for approval by our shareholders, except that the Required Voting Alternatives will apply to the sale, conveyance, assignment, exchange, merger in which the Company is not the survivor, transfer or other disposition of all or substantially all of the Company’s property in winding up the affairs of the Company. In addition, the Declaration provides that it may only be amended if such amendment is approved by a majority of the trustees and that the Required Voting Alternatives also apply to certain amendments of the Declaration and the sale, lease or exchange of all or substantially all of the Company’s property. The Declaration does not specify approval requirements with respect to a conversion of the Company to another business entity. Neither the Declaration nor the restated certificate of trust specify approval requirements with respect to an amendment to the Company’s restated certificate of trust.
In addition, notwithstanding the foregoing, the Declaration provides that approval by a majority of the trustees followed by the approval of 75% of the holders of shares of beneficial interest of each affected class or series outstanding, voting as separate classes or series (subject to the Statement of Preferences, the “Principal Shareholder Requirements”) will be required for certain transactions when a Principal Shareholder (defined generally to mean any corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of our outstanding shares of beneficial interest of all outstanding classes or series and includes any affiliate or associate, as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, of a Principal Shareholder) is a party to the transaction. These transactions include any:
• merger or consolidation of the Company or any subsidiary of the Company with or into any Principal Shareholder;
• issuance of any securities of the Company to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan);
• sale, lease or exchange of all or any substantial part of the assets of the Company to any Principal Shareholder (except assets having an aggregate fair market value of less than 2% of the total assets of the Company, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period); or
• sale, lease or exchange to the Company or any subsidiary thereof, in exchange for securities of the Company, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than 2% of the total assets of the Company, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).
The Principal Shareholder Requirements are not applicable if (i) 80% of the trustees approve by resolution a memorandum of understanding with the Principal Shareholder with respect to and substantially consistent with such transaction followed by an approval by shareholders consistent with the Voting Requirement, or (ii) the transaction is with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Company and its subsidiaries.
Other Matters
Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our Declaration regarding the restrictions on ownership and transfer of our shares of beneficial interest, our common shares will have equal distribution, liquidation and other rights.
The Declaration generally excludes The Corporation Trust Company or its successor from the meaning of the term trustees. The Corporation Trust Company is the Company’s Delaware trustee and does not have any management responsibilities with respect to the Company other than certain administrative matters required by the DSTA.
Series A Preferred Shares
General
The Company is authorized to issue an unlimited number of preferred shares in one or more classes or series. The Board has designated a series of up to 4,800,000 preferred shares as the Series A Preferred Shares. As of December 31, 2022, there were 3,359,593 Series A Preferred Shares issued and outstanding.
Each class or series of the preferred shares will have such terms, rights, preferences, privileges, limitations and restrictions as the Board sees fit. Our Board may increase the number of authorized preferred shares or cause the issuance of additional shares of any series of preferred shares, including Series A Preferred Shares, subject to the terms of the Statement of Preferences. The Statement of Preferences provides that an increase in the number of authorized preferred shares or the issuance of additional shares of any series of preferred shares, including Series A Preferred Shares, pursuant to the Governing Documents will not in and of itself be considered to adversely affect the rights and preferences of the preferred shares and holders of the Series A Preferred Shares, by virtue of their acquisition of Series A Preferred Shares, will be deemed to have authorized such issuances by the Board. The Governing Instrument does not require the consent of holders of preferred shares, including the Series A Preferred Shares, for the Board to authorize and issue additional shares of beneficial interest ranking junior to the Series A Preferred Shares with respect to distribution rights and rights upon our liquidation, dissolution or winding up.
Ranking
The Series A Preferred Shares, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, ranks senior to our common shares and any other shares of beneficial interest ranking junior to the Series A Preferred Shares as to such rights, and on a parity with any other series of preferred shares as to such rights to which such shares are entitled. The Series A Preferred Shares effectively rank junior in right of payment to all of our existing and future indebtedness.
Dividends
Holders of Series A Preferred Shares are entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series A Preferred Shares and no more, payable quarterly on March 31, June 30, September 30 and December 31 in each year (each a “Dividend Payment Date”) commencing on March 31, 2021 (or, if any such day is not a business day, then on the next succeeding business day). Dividends and distributions will be payable to holders of record of Series A Preferred Shares as they appear on the share register of the Company at the close of business on the fifth preceding business day (each, a “Record Date”) in preference to dividends and distributions on common shares and any other capital shares ranking junior to the Series A Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series A Preferred Shares that were originally issued on the Date of Original Issue (as defined in the Statement of Preferences) will accumulate from the Date of Original Issue. Dividends and distributions on all other Series A Preferred Shares will accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as will be fixed by the Board.
No full dividends or distributions will be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of preferred shares ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding (as defined in below) preferred shares, any dividends and distributions being paid on such preferred shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of preferred shares on the relevant Dividend Payment Date. No holders of Series A Preferred Shares will be entitled to any dividends or distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph on Series A Preferred Shares. No interest or sum of money in lieu of interest will be payable in respect of any dividend payments on any Series A Preferred Shares that may be in arrears.
For so long as Series A Preferred Shares are Outstanding, the Company will not declare or pay any dividend or other distribution (other than a dividend or distribution paid in common shares, or options, warrants or rights to subscribe for or purchase common shares or other shares, if any, ranking junior to the Series A Preferred Shares as to dividends and distribution of assets upon liquidation) in respect of the common shares or any other shares of the Company ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any common shares or any other shares of the Company ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Company ranking junior to the Series A Preferred Shares as to dividends and distributions of assets upon liquidation), unless, in each case, all cumulative dividends and distributions on all Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid (or have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend Disbursing Agent (as defined in the Statement of Preferences)).
Any dividend payment made on the Series A Preferred Shares will first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.
Not later than the business day immediately preceding each Dividend Payment Date, the Company will deposit with the Dividend Disbursing Agent Deposit Assets (as defined in the Statement of Preferences) having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets will mature (if such assets constitute debt securities or time deposits) on or prior to such

Dividend Payment Date (the “Requisite Deposit”). The Company may direct the Dividend Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series A Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the common shares or any other shares of the Company ranking junior to the Series A Preferred Shares as to liquidation payments, the Liquidation Preference plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Company, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Company.
If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all Outstanding Series A Preferred Shares, and any other Outstanding class or series of preferred shares ranking on a parity with the Series A Preferred Shares as to payment upon liquidation, will be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other preferred shares, then such available assets will be distributed among the holders of Series A Preferred Shares and such other preferred shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the common shares or any other shares of the Company ranking junior to the Series A Preferred Shares as to liquidation.
Redemption
Generally
The Series A Preferred Shares are not subject to mandatory redemption. Prior to December 15, 2023, the Series A Preferred Shares are not subject to optional redemption by the Company unless such redemption is necessary, in the judgment of the Board, to maintain the Company’s status as a real estate investment trust (“REIT”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Commencing December 15, 2023, and thereafter, and prior thereto to the extent necessary to maintain the Company’s status as a REIT under Subchapter M of the Code, to the extent permitted by DSTA, the Company may at any time upon Notice of Redemption (defined below) redeem the Series A Preferred Shares in whole or in part at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Company) through, but not including, the date of redemption (the “Redemption Price”), which notice will specify a redemption date of not fewer than 30 days nor more than 90 days after the date of such notice.
Redemption Procedures
If the Company determines to redeem Series A Preferred Shares, it will mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the share register of the Company on the close of business on such date as the Board or its delegatee may determine, which date will not be earlier than the second business day prior to the date upon which such Notice of Redemption is mailed or delivered electronically to the holders of Series A Preferred Shares. Each such Notice of Redemption will state: (A) the redemption date as established by the Board or its delegatee; (B) the number of Series A Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends and distributions to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board or its delegatee so require and the Notice of Redemption so states), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of paragraph 4 of the Statement of Preferences under which such redemption is made; and (H) any conditions precedent to such redemption. If fewer than all Series A Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed or delivered electronically to such holder also will specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

If the Company will give a Notice of Redemption, then by the close of business on the business day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend Disbursing Agent so agrees, another date not later than the redemption date, the Company will (A) deposit with the Dividend Disbursing Agent Deposit Assets that will mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares to be redeemed and (B) give the Dividend Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares called for redemption on the redemption date. The Company may direct the Dividend Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Company defaults in making payment of the Redemption Price), all rights of the holders of the Series A Preferred Shares so called for redemption will cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares will no longer be deemed Outstanding for any purpose. The Company will be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series A Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date will, to the extent permitted by law, be repaid to the Company, after which the holders of the Series A Preferred Shares so called for redemption will look only to the Company for payment of the Redemption Price thereof. The Company will be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.
On or after the redemption date, each holder of Series A Preferred Shares that are subject to redemption will surrender such shares to the Company as instructed in the Notice of Redemption and will then be entitled to receive the cash Redemption Price, without interest.
In the case of any redemption of less than all of the Series A Preferred Shares pursuant to the Statement of Preferences, such redemption will be made pro rata from each holder of Series A Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.
Limitations
Notwithstanding the provisions with respect to redemption in the Statement of Preferences, the Company will not redeem any Series A Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series A Preferred Shares and other preferred shares ranking on a parity with the Series A Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Company) have been or are contemporaneously paid or declared and the Requisite Deposit with the Dividend Disbursing Agent has been made; provided, however, that the foregoing will not prevent the purchase or acquisition of Outstanding preferred shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series A Preferred Shares.
If the Company does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series A Preferred Shares or other preferred shares designated to be redeemed on any redemption date, the Company will redeem on such redemption date the number of Series A Preferred Shares and other preferred shares so designated as it has legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series A Preferred Shares and other preferred shares designated to be redeemed will be redeemed on the earliest practicable date on which the Company will have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.
Voting Rights
The Statement of Preferences provides that, except as otherwise provided in the Governing Documents or a resolution of the Board, or as required by applicable law, holders of Series A Preferred Shares will have no power to vote on any matter except matters submitted to a vote of the common shares. In any matter submitted to a vote of the holders of the common shares, each holder of Series A Preferred Shares will be entitled to one vote for each Series A Preferred Share held, and the holders of preferred shares, including the Series A Preferred Shares, and the common shares will vote together as a single class.
In addition, so long as the rules of a national securities exchange on which any of the Company’s equity securities are listed requires holders of Series A Preferred Shares to have such right, during any period in which accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series A Preferred Shares equal to at least six full quarters’ dividends and distributions will be due and unpaid and sufficient Deposit Assets will not have been deposited with the Dividend Disbursing Agent for the payment of such accumulated dividends and distributions (a “Voting Period”), holders of the Outstanding Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Company, except for any other series of Outstanding preferred shares for which a like voting entitlement has arisen, with which the holders of the Outstanding Series A Preferred Shares will vote together as one class for this purpose), will be entitled to elect two of the Company’s trustees (the “Preferred Shares Trustees”). As soon as practicable after the accrual of any right of the holders of preferred shares to elect the Preferred Shares Trustees, the Company will call a special meeting of such holders and instruct the Dividend Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 40 days after the date of mailing of such notice. If the Company fails to send such notice to the Dividend Disbursing Agent or if the Company does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting will be the close of business on the day on which such notice is mailed or such other date as the Board will determine. At any such special meeting and at each shareholder meeting held during a Voting Period for the purpose of electing trustees, such holders of preferred shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Company), will be entitled to elect the Preferred Shares Trustees on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy will have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.
For purposes of determining any rights of the holders of Series A Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by the Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series A Preferred Share which is not Outstanding will not be counted. “Outstanding” means, as of any date, preferred shares theretofore issued by the Company except:
(a) any such preferred share theretofore cancelled by the Company or delivered to the Company for cancellation;
(b) any such preferred share as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Company in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Statement of Preferences with respect thereto; and
(c) any such preferred share in exchange for or in lieu of which other shares have been issued and delivered.
Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any preferred share as to which the Company or any subsidiary of the Company is the holder will be disregarded and deemed not Outstanding.
The Company and the Board will take all necessary actions, including effecting the removal of trustees or amendment of the Declaration, to effect an adjustment of the number and/or composition of trustees as described with respect to the entitlement to elect the Preferred Shares Trustees. Upon the expiration of a Voting Period, the terms of office of the Preferred Shares Trustees will expire at the earliest time permitted by law and the voting rights with respect to the Preferred Shares Trustees will cease, subject, however, to the preferred shares’ voting rights upon the further occurrence of any of the events described with respect to a Voting Period. Upon the expiration of the terms of office of the Preferred Share Trustees, the number of trustees will be automatically reduced to the number of trustees on the Board immediately preceding such Voting Period if the number of trustees on the Board was increased in connection with a Voting Period.
Subject to a Rating Agency Amendment (defined below), so long as any Series A Preferred Shares are Outstanding, we will not:
(a) amend, alter or repeal the provisions of the Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any statement of preferences, including with respect to the Series A Preferred Shares, without the affirmative vote of the holders of at least two-thirds of the preferred shares Outstanding at the time, voting separately as one class; or
(b) to the extent permitted by the applicable exchange on which the preferred shares are listed, in the event that more than one series of preferred shares are Outstanding, amend, alter or repeal the provisions of the Statement of Preferences which in the aggregate adversely affects the rights and preferences set forth in the statement of preferences for a series of preferred shares differently than such rights and preferences for any other series of preferred shares without the affirmative vote of the holders of at least two-thirds of the preferred shares Outstanding of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently).
The class votes of holders of preferred shares described (a) and (b) above will in each case be in addition to a separate vote of the requisite percentage of common shares and preferred shares, including Series A Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Governing Documents or the issuance of additional shares of any series of preferred shares (including Series A Preferred Shares), pursuant to the Governing Documents will not in and of itself be considered to adversely affect the rights and preferences of the preferred shares and holders of the Series A Preferred Shares, by virtue of their acquisition of Series A Preferred Shares, will be deemed to have authorized such issuances by the Board.
The Board, without further action by the shareholders, may amend, alter, add to or repeal any provision of the Statement of Preferences that has been adopted by the Company pursuant to the guidelines of a rating agency providing a rating for the Series A Preferred Shares at the request of the Company (the “Rating Agency”) or add covenants and other obligations of the Company to the Statement of Preferences, if the applicable Rating Agency confirms that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the preferred shares and such amendments and modifications do not adversely affect the rights and preferences of and are in the aggregate in the best interests of the holders of the preferred shares (collectively, a “Rating Agency Amendment”).
The Board, without further action by the shareholders, may amend, alter, add to or repeal any provision of the Statement of Preferences including provisions that have been adopted by the Company pursuant to the Rating Agency guidelines, if such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the preferred shares, provided, that the Company has received confirmation from each applicable Rating Agency that such amendment or modification would not adversely affect such Rating Agency’s then-current rating of such series of the Company’s preferred shares.
Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board or its delegatee, without the vote of the holders of the Series A Preferred Shares or any other shares of the Company, may amend the provisions of the Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares.
Restrictions on Ownership and Transfer
For information regarding restrictions on ownership and transfer of the Series A Preferred Shares, see “Restrictions on Ownership and Transfer” below.
Preemptive Rights
No holders of Series A Preferred Shares will, as the holders, have any preemptive rights to purchase or subscribe for our common shares, preferred shares or any other security of the Company.
Information Rights
Shareholders have the right to inspect the records of the Company, including, without limitation, shareholder lists, documents, accounts and books of the Company only to the extent inalienably granted under the DSTA; all other such rights whether or not provided in the DSTA are expressly precluded. All shareholders’ requests to inspect the records of the Company will be submitted by shareholders to the Board in writing. Upon receipt of such requests, the Board may in its discretion establish procedures for any permitted inspections. To preserve the integrity of the Company’s records, the Board may provide certified copies of Company records rather than originals. The Board will not be required to create records or obtain records from third parties to satisfy shareholders’ requests. The Company may require shareholders to pay in advance or otherwise indemnify the Company for the costs and expenses of shareholders’ inspection of records. None of the foregoing is intended nor will be construed to permit shareholders to inspect the records of the Company except as may be required by the DSTA or permitted by the Board in its discretion.
Power to Increase or Decrease Authorized Shares of Beneficial Interest, Reclassify Unissued Shares of Beneficial Interest and Issue Additional Common and Preferred Shares

The Company is authorized to issue an unlimited number of its shares of beneficial interest, or capital shares, in multiple classes and series thereof as determined from time to time by the Board. The Board, in its discretion, may from time to time without vote of the shareholders issue shares of beneficial interest, including any preferred shares, in addition to the then issued and outstanding shares of beneficial interest and shares of beneficial interest held in the treasury, subject to the terms of the Statement of Preferences. The Board may also authorize and issue such other securities of the Company as it determines to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Board sees fit, including multiple classes of common shares, preferred interests, debt securities or other senior securities. To the extent the Board authorizes and issues additional shares of beneficial interest of any class or series, the Board is authorized, without shareholder approval, subject to the terms of the Statement of Preferences, to amend or supplement the Declaration as it deems necessary or appropriate. The Board may from time to time divide or combine the shares of beneficial interest into a greater or lesser number without thereby changing the proportionate beneficial interest in such shares.
Our Board may increase the number of authorized preferred shares or cause the issuance of additional shares of any series of preferred shares, including Series A Preferred Shares, subject to the terms of the Statement of Preferences. The Statement of Preferences provides that an increase in the number of authorized preferred shares or the issuance of additional shares of any series of preferred shares, including Series A Preferred Shares, pursuant to the Governing Documents will not in and of itself be considered to adversely affect the rights and preferences of the preferred shares and holders of the Series A Preferred Shares, by virtue of their acquisition of Series A Preferred Shares, will be deemed to have authorized such issuances by the Board. The Governing Instrument does not require the consent of holders of preferred shares, including the Series A Preferred Shares, for the Board to authorize and issue additional shares of beneficial interest ranking junior to the Series A Preferred Shares with respect to distribution rights and rights upon our liquidation, dissolution or winding up.
As a result of the above, although our Board does not currently intend to do so, it could authorize the issuance of shares of beneficial interest with terms and conditions that could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our shares.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, our shares of beneficial interest must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well.
The Declaration contains restrictions on the ownership and transfer of shares of beneficial interest. The relevant sections of the Declaration provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding common shares (the “common share ownership limit”), or 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of beneficial interest of any class or series (the “aggregate share ownership limit”). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.”
The constructive ownership rules under the Code are complex and may cause our shares of beneficial interest owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or in number of the shares, of the outstanding common shares or the outstanding shares of beneficial interest of any class or series (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, any such shares), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively our shares of beneficial interest in excess of the ownership limits.
The ownership limits apply during the period commencing on the date on which the shareholders approved the conversion of the Company from an investment company registered under the Investment Company Act of 1940, as amended, to a REIT (the “Initial Date”) and prior to the date on which the Board may determine that compliance with the restrictions and limitations on beneficial ownership, constructive ownership and transfers set forth below (the “Restrictions”) are no longer in the best interests of the Company (the “Restriction Termination Date”), but subject to the provision of the Declaration providing that such Restrictions will not preclude the settlement of any transaction entered into the facilities of the New York Stock Exchange (the “NYSE”) or any other national securities exchange or automated inter-dealer quotation system. During such period:
(i) (1) No person, other than a person (an “Excepted Holder”) for whom a percentage limit (subject to the terms of the Declaration, an “Excepted Holder Limit”) is established by the Board in accordance with the Declaration, will beneficially own or constructively own shares of beneficial interest in excess of the aggregate share ownership limit, or such other percentage determined by the Board in accordance with provisions in the Declaration pertaining to the increase or decrease of such percentage, (2) no person, other than an Excepted Holder, will beneficially own or constructively own shares of beneficial interest in excess of the common share ownership limit, or such other percentage determined by the Board in accordance with provisions in the Declaration pertaining to the increase or decrease of such percentage, and (3) no Excepted Holder will beneficially own or constructively own shares of beneficial interest in excess of the Excepted Holder Limit for such Excepted Holder.
(ii) No person will beneficially own or constructively own shares of beneficial interest to the extent that such beneficial ownership or constructive ownership of shares of beneficial interest would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, beneficial ownership or constructive ownership that would result in Company (or any subsidiary REIT thereof, as applicable) owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Company (or such subsidiary) from such tenant would cause Company (or such subsidiary) to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, taking into account any other income of Company (or such subsidiary) that would not constitute qualifying income under such requirements).
(iii) Any transfer of shares of beneficial interest that, if effective, would result in such shares being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) will be void ab initio, and the intended transferee will acquire no rights in such shares.
(iv) No person will beneficially own or constructively own shares of beneficial interest to the extent that such beneficial ownership or constructive ownership of shares of beneficial interest would result in the Company failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
In addition, if any transfer of shares of beneficial interest (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any person beneficially owning or constructively owning shares of beneficial interest in violation of the Restrictions, then that number of shares of beneficial ownership the beneficial ownership or constructive ownership of which otherwise would cause such person to violate the Restrictions (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to the date of such transfer (a “Charitable Transfer”), and such person will acquire no rights in such shares; provided, that if the transfer to the charitable trust described by the foregoing would not be effective for any reason to prevent the violation of the Restrictions, then the transfer of that number of shares of beneficial interest that otherwise would cause any person to violate the Restrictions will be void ab initio, and the intended transferee will acquire no rights in such shares of beneficial interest.
To the extent that, upon a Charitable Transfer, a violation of any provision of the Declaration governing restrictions on transfer and ownership of shares would nonetheless be continuing (for example where the ownership of shares of beneficial interest by a single charitable trust would violate the 100 shareholder requirement applicable to REITs), then shares of beneficial interest will be transferred to that number of charitable trusts, each having a distinct charitable trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any such provisions.
In determining which shares of beneficial interest should be subject to a Charitable Transfer, shares of beneficial interest will be so transferred to a charitable trust in such manner that minimizes the aggregate value of the shares of beneficial interest that are transferred to the charitable trust (except to the extent that the Board determines that the shares of beneficial interest transferred to the charitable trust will be those directly or indirectly held or beneficially owned or constructively owned by a person or persons that caused or contributed to the application of the provision of the Declaration requiring a Charitable Transfer), and to the extent not inconsistent therewith, on a pro rata basis.
If the Board at any time determines that a transfer or other event has taken place that results in a violation of the Restrictions or the terms relating to a Charitable Transfer, or that a person intends to acquire or has attempted to acquire beneficial ownership or constructive ownership of any shares in violation the same (whether or not such violation is intended), the Board will take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, without limitation, causing the Company to redeem shares of beneficial interest, refusing to give effect to such transfer on the books of the Company or instituting proceedings to enjoin such transfer or other event; provided, however, that any transfer or attempted transfer or other event in violation of the Restrictions will automatically result in the transfer to the charitable trust described above, and, where applicable, such transfer (or other event) will be void ab initio as provided above irrespective of any action (or non-action) by the Board.
The Declaration requires that any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares of beneficial ownership that will or may violate the Restrictions or any person who would have owned shares of beneficial interest that resulted in a Charitable Transfer will immediately give written notice to the Company of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and will provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on Company’s status as a REIT.
The Declaration also requires that, from the Initial Date and prior to the Restriction Termination Date, (a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of beneficial interest, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of shares of beneficial interest beneficially owned and a description of the manner in which such shares are held. Each such owner must provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company’s status as a REIT and to ensure compliance with the aggregate share ownership limit and the common share ownership limit and the other restrictions set forth herein; and (b) each person who is a beneficial owner or constructive owner of shares of beneficial interest and each person (including the shareholder of record) who is holding shares of beneficial interest for a beneficial owner or constructive owner shall provide to the Company such information as the Company may request in good faith in order to determine the Company’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Subject to the Restrictions (ii), (iii) and (iv), the Board may exempt (prospectively or retroactively) a person from the aggregate share ownership limit or the common share ownership limit, as the case may be, and may establish or increase an Excepted Holder Limit for such person if the Company obtains such representations and undertakings from such person as are reasonably necessary for the Board to determine that:
(i)no person’s beneficial or constructive ownership of shares of beneficial interest will violate (ii), (iii) and (iv) of the Restrictions; and
(ii)such person does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company, including a subsidiary REIT) that would cause the Company (or such subsidiary REIT) to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant shall not be treated as a tenant of the Company if the Company (or an entity owned or controlled by the Company, including such subsidiary REIT) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the judgment of the Board, rent from such tenant would not adversely affect the Company’s (or such subsidiary REIT’s) ability to qualify as a REIT).
Any violation or attempted violation of any such representations or undertakings (or other action which is contrary to the Restrictions) will result in such shares of beneficial interest being automatically subject to a Charitable Transfer.
Prior to granting any exception pursuant to the foregoing (a “Representation Exception”), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
Subject to the Restriction (ii), an underwriter or placement agent that participates in a public offering or a private placement of the shares of beneficial interest (or securities convertible into or exchangeable for shares of beneficial interest) may beneficially own or constructively own shares of beneficial interest (or securities convertible into or exchangeable for shares of beneficial interest) in excess of the aggregate share ownership limit, the common share ownership limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
The Board may only reduce the Excepted Holder Limit for an Excepted Holder with the written consent of such Excepted Holder or pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit will be reduced to a percentage that is less than the aggregate share ownership limit or the common share ownership limit, as the case may be.
In addition, subject to Restriction (ii) and the following, the Board may from time to time increase or decrease the common share ownership limit or the aggregate share ownership limit for one or more persons and increase or decrease the common share ownership limit or the aggregate share ownership limit for all other persons. No decreased common share ownership limit or aggregate share ownership limit will be effective for any person whose percentage of ownership of shares of beneficial interest is in excess of such decreased common share ownership limit or aggregate share ownership limit, as applicable, until such time as such person’s percentage of ownership of shares of beneficial interest equals or falls below the decreased common share ownership limit or aggregate share ownership limit, as applicable; provided, however, any further acquisition of shares of beneficial interest by any such person (other than a person for whom an Representation Exception has been granted or an Excepted Holder) in excess of the shares of beneficial interest owned by such person on the date the decreased common share ownership limit or aggregate share ownership limit, as applicable, became effective will be in violation of the common share ownership limit or aggregate share ownership limit. No increase to the common share ownership limit or aggregate share ownership limit may be approved if the new common share ownership limit and/or aggregate share ownership limit would allow five or fewer persons to beneficially own, in the aggregate more than 49.8% in value of the outstanding shares of beneficial interest.
Any certificates representing our shares of beneficial interest will bear a legend referring to the restrictions on ownership and transfer of our stock described above.
These restrictions on ownership and transfer of our shares of beneficial interest will not apply upon the Restriction Termination Date.
The restrictions on ownership and transfer of our shares of beneficial interest described above, including in Article XII of the Declaration, could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.
Listing
Our common shares are listed on the NYSE under the symbol “NXDT.” The Series A Preferred Shares are listed on the NYSE under the symbol “NXDT PA.”
Transfer Agent and Registrar
The transfer agent and registrar for our common shares and Series A Preferred Shares is American Stock Transfer & Trust Company, LLC.